Exhibit 99.1

NEWS RELEASE

	Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031

Jack Lascar / Sheila Stuewe
FOR IMMEDIATE RELEASE		DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES ANNOUNCES FIELD TRIAL RESULTS AND ITS INTENT TO PURSUE STRATEGIC ALTERNATIVES

The Company will hold a conference call on

Tuesday September 16, 2008 at 11:00 a.m. Eastern Time

Houston – September 16, 2008 – Particle Drilling Technologies, Inc. (NASDAQ: PDRT) (the “Company”) announced today, results from its most recent commercial field trial.  The Company’s Board of Directors also formed a special committee to evaluate and pursue strategic alternatives, including a strategic industry joint venture, technology licensing arrangement, sale of the company and other available alternatives.

Results of Commercial Field Trial

The Company recently deployed its Particle Impact Drilling (“PID”) System to drill the Travis Peak formation in the Deep Bossier play in East Texas. The PID System was utilized for two separate PID bit runs with one conventional bit run in between. The trial did not result in an improvement over the previous trial, which was the Company’s objective; however, the trial provided additional learning and progress. During the trial, PID penetration rates were from two to three times faster than conventional bits ran in the same comparable rock formation when drilled with conventional mud, as most are today.

The new PID Injector system was shown to be fundamentally sound in delivering particle volumes regardless of the variable pressures encountered on the well. However, smooth operation and the durability of some components of the surface system fell short of expectations on this first-ever field use of the new injection system.  Also, as a result of using gelled water as the drilling fluid rather than conventional drilling mud, there were times when particles accumulated in the wellbore annulus resulting in the inconsistent return of particles to the surface. These events were dealt with, but resulted in a significant percentage of non-productive drilling time.

Jim Terry, Company’s President and CEO stated: “We are disappointed the newly designed PID equipment did not result in well on well progress as was the case with all the previous trials.  This was the first deployment of the new injection system and we proved that the ability to inject particles regardless of changing well pressures was successful.  The trial also further validated the merit of PID technology and resulted technical and operational progress.”

In order to gain access to additional technical and financial resources to accelerate the development and commercialization of the PID technology, the Company’s Board of Directors have determined it will be in the best interest of the Company and its shareholders to evaluate all available strategic alternatives.  Accordingly, the Board of Directors has authorized management to pursue such alternatives, and have established a Special Committee of the Board to assist the management team with this process.

Ken LeSuer, the Company’s Chairman, commented, “The history of technology development in the oilfield tells us that many of the breakthroughs have come from many years of hard work and continuous effort towards improving the tools to the point where they are commercial and become adopted.  As an example, the polycrystalline diamond compact (“PDC”) drill bit which now represents a substantial portion of the drill bit market was introduced in the 1970’s and was considered an unlikely success in the early days due to continuous setbacks. There are many other examples, including directional drilling and rotary steerable systems widely used today, which were only a small portion of the drilling market just ten years ago.  As a small company with limited resources, I believe our team has done an excellent job of proving the merits of particle impact drilling and have reduced the remaining challenges to a manageable level.  At this time however, we think it is in the best interest of all shareholders to consider all available alternatives to expedite the commercialization of this technology.”

Conference Call

The Company will hold a conference call at 11:00 a.m., Eastern Time (10:00 a.m., Central Time) on Tuesday September 16, 2008, to discuss the above items. To participate in the call, dial 303-262-2055 and ask for the Particle Drilling call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at www.particledrilling.com, on the “Investor Relations” section of the Company’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Relations” section of the Company’s website. A telephonic replay of the conference call will be available through September 23, 2008 and may be accessed by calling 303-590-3000 and using the pass code 11119868#.

About Particle Drilling Technologies, Inc.

Particle Drilling Technologies, Inc. (NASDAQ: PDRT) is a development-stage oilfield service and technology company commercializing its patented and patent-pending Particle Impact Drilling system. The company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard-rock environments. It is headquartered in Houston, Texas. For more information, visit: www.particledrilling.com.

Safe Harbor Statement

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, PDTI’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints and the ability of PDTI to successfully complete any strategic alternative. Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

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